Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Intergraph Corporation 2005 Employee Stock Purchase Plan of our reports dated March 15, 2005, with respect to the consolidated financial statements of Intergraph Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2004, Intergraph Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Intergraph Corporation, filed with the Securities and Exchange Commission.

/S/ Ernst & Young LLP

Birmingham, Alabama
May 11, 2005